Exhibit 99.1

Belo Reports Results for the Fourth Quarter and Full-Year 2006

DALLAS, Feb. 8 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) today reported net earnings per share for the fourth quarter and full-year 2006 of $0.50 and $1.26, respectively, compared with $0.36 and $1.12, respectively, for the fourth quarter and full-year 2005.

2006 in Review

Robert W. Decherd, Belo’s chairman, president, and chief executive officer, said, “Belo finished 2006 with a strong fourth quarter propelled by the same factors that produced our solid full-year 2006 financial performance: outstanding revenue performance by the Television Group, diligent expense management, and continued rapid growth in online revenues. In the fourth quarter, consolidated revenues increased six percent and consolidated EBITDA rose 13 percent, with double-digit segment EBITDA growth in both the Television Group and Newspaper Group.

“From an operating standpoint, Belo made significant progress during 2006 in focusing our businesses to compete in an increasingly Internet-centric marketplace. We undertook numerous transformational initiatives in 2006 and our operations will continue to evolve in 2007 as we aggressively move Belo’s businesses forward and shape them to reflect fundamental changes in media usage habits by consumers and advertisers.

“In 2006, the Television Group achieved its highest spot revenues ever -- both including and excluding political revenues -- with an increase in total spot revenue of nearly 10 percent versus 2005. Despite the challenging advertising environment faced by newspapers across the country through most of 2006, Belo’s Newspaper Group revenues declined less than one percent for the full year, including an estimated incremental $25 million in 2006 circulation revenue related to the change in the distribution methods initially implemented in 2005 at The Dallas Morning News. Online ad revenues associated with Belo’s Web sites grew to $64 million in 2006, a 48 percent increase versus the prior year, including an increase of 43 percent in the fourth quarter -- the seventh time in the last eight quarters that online ad revenues have increased by 40 percent or more.”

Fourth quarter 2006 earnings include special charges totaling $0.03 per share (a pre-tax charge of $4.1 million related to the freezing of benefits under Belo’s pension plan and a pre-tax severance charge of $1.3 million related to a voluntary severance program at The Dallas Morning News announced in September 2006) and credits totaling $0.05 per share (a credit of $3.1 million resulting from favorable claims experience in 2006 for the Company’s workers compensation and self-insured medical programs and a credit of $3 million resulting from the favorable settlement of certain state tax liabilities). Fourth quarter 2006 also includes an expense of $5.7 million for stock-based compensation, or $0.04 per share.

In addition to the fourth quarter items noted above, full-year 2006 results include the following:

*	additional severance expense, as previously disclosed, related to personnel reductions at The Dallas Morning News and The Press- Enterprise of $5.9 million, or $0.04 per share;

*	transition costs related to the Company’s technology initiatives of approximately $22 million, or $0.13 per share;

*	additional stock-based compensation expense of $11 million, or $0.07 per share;

*	a gain of $7.5 million, or $0.05 per share, related to a change-in- control provision in one of the Company’s vendor contracts; and,

*	a credit of $3.8 million, or $0.04 per share, related to the Texas Legislature’s enactment of a new margin tax to replace the previous franchise tax.

Stock-based compensation expense recorded in 2006 is incremental to 2005 as Belo began expensing stock-based compensation expense in 2006 in accordance with new accounting rules; this expense will continue in 2007. Also, the Company’s total technology costs in 2007, which will include approximately $5 million in final transition costs and a full year of technology out-tasking expense, are expected to be similar to total technology costs (including transition costs) in 2006.

Full-year 2005 earnings include a $3.5 million credit to network compensation to adjust for previously deferred revenue related to Belo’s NBC affiliation agreement, or $0.02 per share, and an estimated net earnings per share impact of $0.06 from lost revenues and incremental expenses related to Hurricanes Katrina and Rita.

Consolidated

Belo’s fourth quarter 2006 consolidated revenue increased six percent to $437 million versus the fourth quarter of 2005, while full-year 2006 revenue increased 4.1 percent to $1.59 billion as compared to full-year 2005. Political revenues in Belo’s Television Group were $32 million in the fourth quarter and $47 million for full-year 2006.

Consolidated EBITDA increased 13 percent in the fourth quarter of 2006 and slightly for full-year 2006. Total operating costs and expenses increased 3.2 percent in the fourth quarter of 2006 versus the fourth quarter of 2005 and 5.7 percent for full-year 2006.

Television Group

Television Group total and spot revenues both increased 17 percent in the fourth quarter, including political revenue, with double-digit increases at 16 of Belo’s 19 television stations. Local and national spot revenue increased 0.4 percent. Political revenues were $32 million in the fourth quarter of 2006 compared to $3.3 million in the fourth quarter of 2005. For the full- year 2006, Television Group revenues increased 9.5 percent with a 9.7 percent increase in spot revenue. Full-year 2006 political revenues were $47 million compared to $7.3 million for full-year 2005. Advertising revenues from Belo’s Television Group Web sites increased 47 percent in the fourth quarter and 55 percent for the full year.

Television Group segment costs and expenses increased 6.2 percent in the fourth quarter of 2006 versus the prior year with a 31 percent increase in segment EBITDA. For the full year, the Television Group’s segment costs and expenses increased 3.5 percent while segment EBITDA increased 19 percent. The Television Group’s segment EBITDA margin of 47.3 percent in the fourth quarter was the highest quarterly margin ever reported by Belo’s Television Group.

Newspaper Group

Newspaper Group total revenues decreased 3.2 percent in the fourth quarter of 2006 versus the previous year with a decline in advertising revenue of 3.6 percent. The fourth quarter of 2006 had one more Sunday than the fourth quarter of 2005. Adjusting for the additional Sunday, Newspaper Group total and advertising revenues were down approximately 4.8 percent and 5.4 percent, respectively. On the same basis, advertising revenue decreased 5.3 percent at The Dallas Morning News, six percent at The Providence Journal and 5.4 percent at The Press-Enterprise. Advertising revenues associated with the Newspaper Group’s Web sites increased 41 percent versus the fourth quarter of the prior year. For the full year, Newspaper Group total revenue decreased 0.6 percent with a 1.9 percent decrease in advertising revenue, including a 46 percent increase in Web site advertising revenue.

Newspaper Group segment costs and expenses decreased 6.9 percent in the fourth quarter of 2006 versus the fourth quarter of 2005, yielding an increase in fourth quarter Newspaper Group segment EBITDA of 11 percent. Newsprint expense decreased 18 percent in the fourth quarter with a 25 percent decrease in consumption, some of which is related to planned initiatives implemented in April 2006 that reduced state and third-party circulation at The Dallas Morning News. For full-year 2006, segment costs and expenses for the Newspaper Group increased 2.4 percent including a 7.2 percent decrease in newsprint expense. Segment EBITDA for the Newspaper Group decreased 11 percent for full-year 2006.

Corporate

Corporate costs and expenses were $30.9 million in the fourth quarter of 2006 as compared to $15.5 million in the fourth quarter of 2005, including approximately $3 million in transition costs associated with enterprise-wide technology initiatives, the initial quarterly technology out-tasking expense of $7.3 million and stock-based compensation expense of $3.4 million. Beginning in 2007, the technology out-tasking costs will be allocated approximately 30 percent to the Newspaper Group, 20 percent to the Television Group and the balance to Corporate.

Corporate costs and expenses were $100 million for full-year 2006 as compared to $60 million for full-year 2005, mostly due to transition costs of approximately $21 million associated with enterprise-wide technology initiatives, the initial quarterly technology out-tasking expense of $7.3 million and $11 million of incremental stock-based compensation expense.

Belo’s total depreciation and amortization expense increased slightly in the fourth quarter of 2006 and decreased slightly for the full year as compared to the same periods in 2005.

Total debt at December 31, 2006, was $1.3 billion. The Company repurchased 1.2 million shares in the fourth quarter for a total of $23 million and invested $52 million in capital expenditures. For full-year 2006, the Company repurchased 7.6 million shares for a total of $144 million (or an average price per share of $19.13) and, as planned, invested $114 million in capital expenditures. Interest expense decreased 1.5 percent in the fourth quarter. Belo’s leverage ratio, as defined in the Company’s credit facility, was 3.0 times at December 31, 2006.

Non-GAAP Financial Measures

A reconciliation of Consolidated EBITDA to net earnings is set forth in an exhibit to this release.

First Quarter 2007 Outlook

Regarding Belo’s outlook for the first quarter of 2007, Dunia A. Shive, Belo’s president/Media Operations, said, “Comparables for Belo’s Television Group will be difficult in 2007, beginning in the first quarter as we cycle against an 8.7 percent increase in spot revenue in the first quarter of 2006, which benefited from incremental political and Olympics revenue. Still, we currently expect total Television Group revenue to show some slight growth for the quarter as a whole.

“Like all newspapers, Belo’s Newspaper Group will face continuing challenges in the first quarter. We expect our Newspaper Group revenue to be lower in the first quarter of 2007 than in the first quarter of 2006, which was our newspapers’ best quarter last year.

“Online ad revenue associated with the Web sites of Belo’s television stations and newspapers is expected to continue growing at a strong rate in the first quarter of 2007. Consolidated operating costs and expenses in the first quarter are currently expected to increase at a low-single digit rate versus the prior year.”

Decherd said, “Last fall, I noted that Belo will provide less specific financial guidance beginning in 2007. We are mindful that peer companies have made recent statements about either discontinuing or reaffirming the issuance of monthly statistical reports. Over the next few weeks, we will be considering the value of providing monthly reports from a shareholder perspective, knowing that increasingly, a single month’s performance is not necessarily a reliable indicator of quarterly advertising patterns. Regardless of the frequency with which we issue such data, our aim is to provide the investment community with value-added information that offers meaningful insight into Belo’s operating trends.”

A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CST this afternoon. The conference call will be simultaneously Webcast on the Company’s Web site (http://www.belo.com/invest ). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-800-700-8174. A replay line will be open from 4:30 p.m. CST on February 8 until 11:59 p.m. CST on February 15. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 860414.

About Belo

Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,100 employees and $1.6 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Dia in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at http://www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; the recovery of the New Orleans market, where the Company owns WWL-TV, from the effects of Hurricane Katrina; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including the Annual Report on Form 10-K.

BELO Corp.
Consolidated Statements of Earnings

	Three months ended December 31,		Twelve months ended December 31,

In thousands, except per share amounts (unaudited)	2006	2005	2006	2005

Net Operating Revenues	$436,597	$411,937	$1,588,272	$1,525,770
Operating Costs and Expenses
Salaries, wages and employee benefits	145,580	135,242	581,516	544,806
Other production, distribution and operating costs	133,116	126,463	488,855	446,216
Newsprint, ink and other supplies	32,138	38,804	133,758	142,911
Depreciation	21,721	21,653	87,384	87,511
Amortization	2,087	2,087	8,348	8,380
Total operating costs and expenses	334,642	324,249	1,299,861	1,229,824
Earnings from operations	101,955	87,688	288,411	295,946
Other income and expense
Interest expense	(22,618)	(22,956)	(95,654)	(91,004)
Other income (expense), net (1)	966	653	10,926	2,018
Total other income and expense	(21,652)	(22,303)	(84,728)	(88,986)
Earnings
Earnings before income taxes	80,303	65,385	203,683	206,960
Income taxes	28,954	25,459	73,157	79,272
Net earnings	$51,349	$39,926	$130,526	$127,688
Net earnings per share
Basic	$.50	$.37	$1.26	$1.14
Diluted	$.50	$.36	$1.26	$1.12
Average shares outstanding
Basic	102,262	109,204	103,701	112,104
Diluted	102,433	110,208	103,882	113,552
Cash dividends declared per share	$0.125	$0.10	$0.475	$0.40

Certain amounts have been reclassified to conform to the current presentation.

Note 1:	Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other miscellaneous income (expense).

BELO Corp.
Consolidated Condensed Balance Sheets

In thousands	December 31, 2006	December 31, 2005

Assets
Current assets
Cash and temporary cash investments	$46,291	$33,243
Accounts receivable, net	276,825	262,240
Other current assets	61,047	60,794
Total current assets	384,163	356,277
Property, plant and equipment, net	560,494	534,112
Intangible assets, net	2,574,218	2,582,566
Other assets	95,403	116,258
Total assets	$3,614,278	$3,589,213
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$79,605	$91,210
Accrued expenses	102,004	97,142
Short term debt	—	—
Other current liabilities	77,303	59,077
Total current liabilities	258,912	247,429
Long-term debt	1,283,434	1,244,875
Deferred income taxes	435,154	445,730
Other liabilities	109,630	117,698
Total shareholders’ equity	1,527,148	1,533,481
Total liabilities and shareholders’ equity	$3,614,278	$3,589,213

Note:	Certain amounts have been reclassified to conform to the current presentation.

BELO Corp.
Segment Information

	Three months ended December 31,		Twelve months ended December 31,

In thousands (unaudited)	2006	2005	2006	2005

Television Group
Net operating revenues	$223,384	$191,638	$770,539	$703,426
Segment costs and expenses	117,726	110,828	444,870	429,910
Segment EBITDA	$105,658	$80,810	$325,669	$273,516
Newspaper Group
Net operating revenues	$213,213	$220,299	$817,733	$822,344
Segment costs and expenses	162,181	174,228	659,155	643,967
Segment EBITDA	$51,032	$46,071	$158,578	$178,377
Corporate
Costs and expenses	$30,927	$15,453	$100,104	$60,056

Certain amounts have been reclassified to conform to the current     presentation.

Note 1:

Belo’s management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees.  Segment EBITDA represents a segment’s earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company’s operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

BELO Corp.
Consolidated EBITDA
In thousands (unaudited)

	Three months ended December 31,		Twelve months ended December 31,

In thousands (unaudited)	2006	2005	2006	2005

Consolidated EBITDA (1)	$126,729	$112,081	$395,069	$393,855
Depreciation and Amortization	(23,808)	(23,740)	(95,732)	(95,891)
Interest Expense	(22,618)	(22,956)	(95,654)	(91,004)
Income Taxes	(28,954)	(25,459)	(73,157)	(79,272)
Net Earnings	$51,349	$39,926	$130,526	$127,688

Note 1:

The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, depreciation and amortization.  Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States.  Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining consolidated performance targets and performance comparisons against its peer group of companies, as well as capital spending and other investing decisions.  Consolidated EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Consolidated EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarity titled measures of other companies.

SOURCE  Belo Corp.
          -0-                                        02/08/2007
          /CONTACT:  Carey Hendrickson, vice president-Investor Relations & Corporate Communications of Belo Corp., +1-214-977-6626/
          /Web site:  http://www.belo.com
                            http://www.belo.com/invest /